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                                                                    EXHIBIT 23.1



                               CONSENT OF KPMG LLP



The Board of Directors
Cyberonics, Inc:

     We consent to the incorporation by reference in the registration statement on Form S-8 to be filed on or about July 25, 2002 of Cyberonics, Inc. of our report dated May 17, 2002 relating to the consolidated balance sheet of Cyberonics, Inc. and subsidiary as of April 26, 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the 52 weeks ended April 26, 2002, which report appears in the April 26, 2002, annual report on Form 10-K of Cyberonics, Inc.


/s/ KPMG LLP

Houston, Texas
July 25, 2002